EXHIBIT 10.16


                                  _________ THE
                                 RIGHT  SOLUTION
                               on the cutting edge

                           MASTER DISTRIBUTORSHIP INDONESIA


September 23, 2003


The Right Solution (hereafter referred to as "TRS") wishes to assure itself of the continued service of Mahakam Beta Forma (hereafter referred to as "MASTER DISTRIBUTOR") and/or assignee. PARTIES agreed as follows:


TRS TERMS
---------

1.   NO COMPETE -     MASTER DISTRIBUTOR agrees that all products introduced
     through Mahakam Beta Forma are sole ownership of TRS. Any purchase of these products and / or similar products from another company will void this agreement.

2. PURCHASE PRICE - Pricing to MASTER DISTRIBUTORSHIP will be determined based on monthly volumes of sales and will be agreed to by both parties once this agreement is finalized. The sale price for the end user will be at the discretion of the MASTER DISTRIBUTOR as long as it does not exceed the TRS market pricing internationally.

3.   PRIVATE LABELING -     TRS will be maintained on all labels and any changes
     require written approval by the President of TRS.

4. DISTRIBUTION RIGHTS - MASTER DISTRIBUTOR will maintain the right to have all sales come through their operations for Indonesia. All sales will continue to go through MASTER DISTRIBUTOR operations as long as volume is maintained at the following levels:

          a.   Minimum of $2,000 per month after first 90 days
          b.   Minimum of $5,000 per month after a one year period
          c.   Minimum of $20,000 plus per month after two years
          d.   Minimum of $100,000 per month after five years

5. COMPENSATION PLAN - MASTER DISTRIBUTOR will be placed at the top of the marketing plan for Indonesia and all commissions paid under the current plan will be in effect. In addition, the markup of the cost verses the sales price agreed to will be given to the MASTER DISTRIBUTOR.


TERMINATION OF AGREEMENT- (a) A "Termination of Agreement" shall be defined as any one of the following:


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1.   Willful misconduct or gross neglect of duty by MASTER DISTRIBUTOR.

2. MASTER DISTRIBUTOR will agree to a non-compete clause as it relates to our products, and material related to TRS. If the MASTER DISTRIBUTOR takes any of our sales and or business to another provider this agreement will be null and void.

3. Any public statements made concerning TRS or its affiliates, officers, directors, or employees shall be submitted for approval in writing to the President's office. This Agreement is confidential and cannot be shared with any other person without the written consent of the President.

4. If MASTER DISTRIBUTOR fails to comply with the above obligations, TRS may cease making all commission payments and extending benefits and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid.

5.   NOTICES   - Written notices required or furnished under this Agreement shall be sent to the following addresses:

          To TRS:                         The Right Solution
                                   3035 East Patrick Lane, Suite 14
                                        Las Vegas, Nevada 89120

To: Andy A. Luyanto                         Mahakam Beta Forma

Notices shall be effective on the first business day following receipt thereof. Notices sent by mail shall be deemed received on the date of delivery shown on the return receipt.

6. AMENDMENTS - This Agreement may not be amended or changed, orally or in writing except by the written agreement of the PARTIES.

7. GOVERNING LAW - This Agreement, and any dispute arising under or relating to any provision of this Agreement shall be governed by and construed in accordance with the laws of the State that TRS is registered. All disputes will be settled through arbitration, which will final and binding to all parties. An arbitrator will be selected that both parties agree to. Said arbitration shall be instituted within sixty (60) days of the date that the dispute arises or the dispute will be invalid.

8. CONFIDENTIALITY - All information provided by either Party to the other hereunder, including the terms and conditions of this Agreement, shall be treated by the Party receiving such information as confidential, and shall not be disclosed by such Party to any party without the prior written consent of the Party from which the information was obtained. This obligation of confidentiality shall survive termination of this Agreement.

9. SEVERALBILITY - If any or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10. PREVIOUS AGREEMENTS - This Agreement, once executed by the PARTIES, will replace and supersede any and all previous employment agreements, either written or verbal, between the PARTIES.

11. CAPTIONS - All Section titles or captions contained in this Agreement are for convenience only and shall not be deemed as part of this Agreement.


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The PARTIES hereto have executed this Agreement as of the date September 23,
2003. This agreement will be self renewing unless either party sends cancellation notice in writing.


      THE RIGHT SOLUTION

By:   _________________________________          Date   ____________
      Richard A. Bailey
      PRESIDENT / CEO


      MASTER DISTRIBUTOR MAHAKAM BETA FORMA

By:   _________________________________          Date   ____________
      ANDY A. LUYANTO / GENERAL MANAGER


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